[Letterhead of Willkie Farr & Gallagher LLP]

November 14, 2006

Legg Mason Partners Investment Trust

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Legg Mason Partners Large Cap Growth Fund (the “Acquiring Fund”), to furnish you with this opinion in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about November 14, 2006. The Registration Statement, which was filed on September 22, 2006, registered Class A, Class B and Class C shares of beneficial interest of the Acquiring Fund (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of the Acquiring Fund, (b) Legg Mason Partners Sector Series, Inc., a corporation organized under the laws of the State of Maryland, on behalf of its series, Legg Mason Partners Technology Fund (the “Acquired Fund”), and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Agreement”). The Agreement provides for the proposed acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund.

We have examined the Amendment, substantially in the form in which it is to be filed, the Registration Statement, the Trust’s Master Trust Agreement (the “Declaration”), as amended, the most recent amendment to the Declaration, as filed with the Secretary of the Commonwealth of Massachusetts on May 5, 2004 (the “Designation”), the By-Laws, as amended, resolutions adopted by the Trustees of the Trust at meetings held on June 28, 2006, authorizing the Reorganization and the issuance of the Shares on behalf of the Acquiring Fund (the “Resolutions”) and the form of the Agreement that was included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to

Legg Mason Partners Investment Trust

November 14, 2006

original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreement, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reference to us in the Amendment and the filing of this opinion as an exhibit to the Amendment.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP